Exhibit 23.1

CONSENT OF EXPERTS

The Board of Directors

C-MAC Industries Inc.:

      We consent to the incorporation by reference in the registration statements (Nos. 333-69443, 333-46304, 333-46300, 333-40176, 333-34494, 333-92269, 333-75865, 333-85949, 333-89035, 333-75813, 333-24293, 333-02523, 333-17643, 33-58580, 33-46686, 33-57575, 33-75270, 33-33461, 333-56220, 333-56464, 333-60684, 333-64454, 333-69182 and 333-74946) on Forms S-3, S-4 and S-8 of Solectron Corporation of our report dated January 31, 2001 (except for note 18 which is as of December 3, 2001) on the C-MAC Industries Inc. (“C-MAC”) consolidated financial statements as at December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, included in this Form 8-K/A dated December 18, 2001.

/s/ KPMG LLP

Charted Accountants

Montréal, Canada
December 17, 2001